Exhibit 99.3
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
The following unaudited pro forma combined condensed statement of financial position as of March 31, 2007 and the unaudited pro forma combined statements of income for the year ended December 31, 2006 and the three months ended March 31, 2007, and the accompanying notes thereto, have been prepared to illustrate the effects of the Prairie Packaging acquisition, including the expected financing of the acquisition (the “Acquisition”), on our historical financial position and results of operations. At the closing of the Prairie Packaging acquisition, we paid the purchase price by issuance of a $800 million short-term interest-bearing promissory note that matured on June 18, 2007, and $200 million of cash which was drawn against our existing $750 million revolving credit facility. We repaid this note on June 18, 2007 with borrowings under our revolving credit facility and $500 million of borrowing from a third-party bridge loan that matures on June 25, 2007. We expect to repay the bridge loan on June 25, 2007 with the proceeds from the issuance of notes.
The unaudited pro forma combined condensed statement of financial position gives effect to the Acquisition as if it had occurred on March 31, 2007. The unaudited pro forma combined statements of income give effect to the Acquisition as if it had occurred on January 1, 2006. The unaudited pro forma combined financial information is presented for informational purposes only and does not purport to represent our financial condition had the Acquisition occurred as of the respective dates indicated above. In addition, the unaudited pro forma combined financial information does not purport to project our future financial position or operating results as of any future date or for any future period.
The unaudited pro forma combined financial information has been derived by the application of pro forma adjustments to our unaudited and audited historical consolidated financial statements. The pro forma adjustments and certain assumptions underlying these adjustments, using the purchase method of accounting, are described in the accompanying notes. The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that we believe are reasonable and may be revised as additional information becomes available. These pro forma adjustments do not include any cost savings from synergies or costs of integration that may occur as a result of the Acquisition.
This information should be read in conjunction with (i) the accompanying notes to the unaudited pro forma combined financial statements, (ii) the Company’s historical audited financial statements as of and for the years ended December 31, 2006 and 2005 included in its Annual Report on Form 10-K for the year ended December 31, 2006, (iii) the Company’s historical unaudited financial statements as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 included in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007, and (iv) the financial statements of Prairie Packaging included in this Current Report on Form 8-K.

Pactiv Corporation
Unaudited Pro Forma Combined Condensed Statement of Financial Position
As of March 31, 2007

	Historical
	Pactiv	Prairie	Pro Forma
(In millions, except share and per-share data)	Corporation	Packaging	Adjustments		Pro Forma

Assets
Current assets
Cash and temporary cash investments	$125	$2	$(6	)(2),(5)	$121
Accounts and notes receivable
Trade	282	58	(6	)(4c)	334
Other	8	—	1	(4a)	9

Total accounts and notes receivable	290	58	(5)		343

Inventories	—	64	(64)		—
Finished goods	178	—	44	(3),(4d)	222
Work in process	53	—	5	(4d)	58
Raw materials	72	—	10	(4d)	82
Other materials and supplies	39	—	10	(4d)	49

Total inventories	342	64	5		411

Other	32	2	(1	)(4a)	33

Total current assets	789	126	(7)		908

Property, plant, and equipment, net	1,084	142	45	(3)	1,271

Other assets
Goodwill	525	—	556	(3)	1,081
Intangible assets, net	235	—	200	(3)	435
Other	59	—	4	(5)	63

Total other assets	819	—	760		1,579

Total assets	$2,692	$268	$798		$3,758

Liabilities and shareholders’ equity
Current liabilities
Short-term debt, incl current maturities of long-term debt	$99	$—	$—		$99
Accounts payable	142	42	4	(4b),(5)	188
Taxes accrued	62	—	1	(4c)	63
Interest accrued	25	—	—		25
Accrued promotions, rebates, and discounts	70	—	3	(4c)	73
Accrued payroll and benefits	48	—	7	(4c)	55
Other	63	20	(16	)(2),(4b,c)	67
Liabilities from discontinued operations	27	—	—		27

Total current liabilities	536	62	(1)		597

Long-term debt	771	118	887	(1),(2)	1,776

Deferred income taxes	69	—	—		69

Non-current unrecognized tax benefits - FIN 48	41	—	—		41

Pension and postretirement benefits	378	—	—		378

Other	52	4	(4	)(2)	52

Minority interest	13	—	—		13

Shareholders’ equity
Common stock (132,676,408 shares issued and outstanding after deducting 39,106,769 shares held in treasury	1	—	—		1
Premium on common stock and other capital surplus	674	6	(6	)(6)	674
Accumulated other comprehensive income (loss)
Currency translation adjustment	8	—	—		8
Pension funded status	(1,065)	—	—		(1,065)
Retained earnings	1,214	78	(78	)(6)	1,214

Total shareholders’ equity	832	84	(84)		832

Total liabilities and shareholders’ equity	$2,692	$268	$798		$3,758

See Notes to Unaudited Pro Forma Combined Condensed Statement of Financial Position.

Notes to Unaudited Pro Forma Combined Condensed Statement of Financial Position
Note 1.
In connection with the acquisition of Prairie Packaging, we expect to enter into debt facilities that provide for financing of $500 million, through the issuance of notes. We also expect to borrow $500 million against our $750 million revolving credit facility. At the closing of the Prairie packaging acquisition, we paid the purchase price by issuance of a $800 million short-term interest-bearing promissory note that matured on June 18, 2007, and $200 million of cash which was drawn against our existing $750 million revolving credit facility. We repaid this note on June 18, 2007 with borrowings under our revolving credit facility and $500 million of borrowing from a third party bridge loan that matures on June 25, 2007. We expect to repay the bridge loan on June 25, 2007 with the proceeds from the issuance of notes. For additional information, see Note 1 of the Notes to Unaudited Pro Forma Combined Statements of Income.
The following schedule summarizes the estimated sources and uses of funds pertaining to the Acquisition, which reflects the permanent financing of the Acquisition from expected borrowing under the revolving credit facility and through the expected issuance of notes, assuming that the acquisition occurred on March 31, 2007.
Sources and Uses of Proceeds

(In millions)
Revolving credit facility	$500
Notes due 2012 and 2018	500

Total proceeds	$1,000

Purchase price	$1,000

Total uses	$1,000

Note 2.
Reflects statement of financial position adjustments for assets which were not acquired and liabilities which were not assumed in the Acquisition, as summarized below:

(In millions)
Assets:
Cash	$2
Liabilities:
Other current liabilities - Accrued executive bonuses	(1)
Long-term debt (a)	(113)
Other long-term liabilities - Deferred compensation	(4)

Net liabilities not assumed	$(116)

(a) Pactiv will assume the $5 million Prairie Packaging Industrial Development Revenue Bonds. The bonds mature on December 1, 2010 and bear interest at varying rates not to exceed 12% per annum. Interest expense on these bonds is immaterial for the year ended December 31, 2006 and the quarter ended March 31, 2007.
Note 3.
Reflects the preliminary purchase price allocation resulting from the Acquisition, as if the Acquisition had occurred on March 31, 2007. The determination of the final purchase price, following any post-closing adjustments, for the Acquisition has not been made. For purposes of the unaudited pro forma combined financial statements, we have used the preliminary purchase price paid in connection with the Acquisition, which remains subject to working capital adjustments pursuant to the merger agreement. We have made a preliminary allocation of the purchase price to net assets acquired. The excess of the purchase price consideration over the estimated fair market value of net assets acquired has been allocated to goodwill. We will engage the services of an outside appraisal specialist to assist in the final allocation. As a result, the allocation of the purchase price used in preparing the unaudited pro forma combined financial statements is preliminary and will change as a result of the final purchase price allocation. A higher or lower valuation of our assets could result in increased or decreased depreciation and amortization expense. The preliminary allocation is as follows:

(In millions)
Purchase price	$1,000
Advisory fees, legal, accounting and other fees	6

Estimated purchase price	1,006
Historical value of assets and liabilities acquired:
Assets (net of cash)	266
Current liabilities	(61)
Long-term liabilities	(5)

Net assets	200

Estimated adjustments to historical values:
Intangible assets	200
Property, plant, & equipment	45
Inventory	5

250

Estimated fair value of assets and liabilities acquired	450

Estimated goodwill	$556

Note 4.
These adjustments reflect reclassification to conform the presentation of Prairie Packaging’s statement of financial position to that of Pactiv’s as detailed below:

(In millions)
a) From: Other assets	(1)
To: Other receivables	1

b) From: Accounts payable	(2)
To: Other current liabilities	2

c) From: Other current liabilities	(17)
To: Trade accounts receivable - reserve for deductions and contractual allowances	6
Taxes accrued	1
Accrued promotions, rebates and discounts	3
Accrued payroll and benefits	7

d) From: Inventories	(64)
To: Finished goods	39
To: Raw materials	5
To: Work in process	10
To: Other materials and supplies	10
Note 5.
Reflects the payment of debt issuance costs ($4 million) related to the borrowing and issuance of new debt, and the accrual of advisory, legal, accounting and other costs associated with the acquisition ($6 million). Debt issuance costs are capitalized as other assets in the pro forma combined condensed statement of financial position and will be amortized using the effective interest rate method over the life of the debt.
Note 6.
Elimination of historical equity balance of Prairie Packaging upon acquisition.

Pactiv Corporation

Unaudited Pro Forma Combined Statement of Income

For the Year Ended December 31, 2006

	Historical
	Pactiv	Prairie	Pro Forma
(In millions, except share and per-share data)	Corporation	Packaging	Adjustments		Pro Forma

Sales	$2,917	$420	$—		$3,337

Costs and expenses
Cost of sales, excluding depreciation and amortization	2,027	313	(7	)(2a,b)	2,333
Freight out	—	10	(10	)(2a)	—
Selling, general, and administrative	316	26	(1	)(2b)	341
Depreciation and amortization	145	—	35	(2b),(3)	180
Other expense (income)	6	—	(1	)(2c)	5
Restructuring and other	(1)	—	—		(1)

	2,493	349	16		2,858
Operating income	424	71	(16)		479
Other income (expense)
Interest income	6	—	—		6
Other income, net	—	1	(1	)(2c)	—
Realized foreign-currency exchange gain	31	—	—		31
Interest expense, net of interest capitalized	(73)	(5)	(55	)(1)	(133)
Share of income of joint ventures	3	—	—		3

Income before income taxes	391	67	(72)		386
Income tax expense	114	1	(3	)(4)	112

Income from continuing operations	$277	$66	$(69)		$274

Earnings per share from continuing operations
Weighted-average number of shares of common stock outstanding
Basic	137,865,929	137,865,929	137,865,929		137,865,929
Diluted	139,704,381	139,704,381	139,704,381		139,704,381
Basic earnings (loss) per share of common stock	$2.01	$0.48	$(0.50)		$1.99
Diluted earnings (loss) per share of common stock	$1.98	$0.47	$(0.49)		$1.96
See Notes to Unaudited Pro Forma Combined Statements of Income.

Pactiv Corporation

Unaudited Pro Forma Combined Statement of Income

For the Quarter Ended March 31, 2007

	Historical
	Pactiv	Prairie	Pro Forma
(In millions, except share and per-share data)	Corporation	Packaging	Adjustments		Pro Forma

Sales	$677	$107	$—		$784

Costs and expenses
Cost of sales, excluding depreciation and amortization	471	83	(3	)(2a,b)	551
Freight out	—	2	(2	)(2a)	—
Selling, general, and administrative	66	6	—		72
Depreciation and amortization	36	—	9	(2b),(3)	45
Other expense	1	—	—		1

	574	91	4		669
Operating income	103	16	(4)		115
Other income (expense)
Interest income	2	—	—		2
Interest expense, net of interest capitalized	(18)	(2)	(13	)(1)	(33)

Income before income taxes	87	14	(17)		84
Income tax expense	30	—	(1	)(4)	29

Income from continuing operations	$57	$14	$(16)		$55

Earnings per share from continuing operations
Weighted-average number of shares of common stock outstanding
Basic	131,706,830	131,706,830	131,706,830		131,706,830
Diluted	133,538,777	133,538,777	133,538,777		133,538,777
Basic earnings (loss) per share of common stock	$0.43	$0.11	$(0.12)		$0.42
Diluted earnings (loss) per share of common stock	$0.43	$0.10	$(0.12)		$0.41
See Notes to Unaudited Pro Forma Combined Statements of Income.

Notes to Unaudited Pro Forma Combined Statements of Income
Note 1.
Represents the increase in interest expense for the periods indicated incurred as part of the permanent financing of the Acquisition from expected borrowing under the revolving credit facility and through the expected issuance of notes, and assumes the Acquisition had occurred as of January 1, 2006. The interest expense includes the amortization of deferred financing costs, which is immaterial.

		Three Months
	Year Ended	Ended
(In millions)	December 31, 2006	March 31, 2007

Pro forma interest expense:
Revolving line of credit(a)	$29	$7
Notes (b)	31	8

Total pro forma interest expense	60	15
Less: Prairie Packaging historical interest expense	(5)	(2)

Net adjustment to interest expense	$55	$13

(a)	We expect to borrow $500 million against our $750 million revolving credit facility, which allows us to borrow over interest periods of one, two, three, or six months for LIBOR loans. Interest expense was calculated using a LIBOR rate plus .45%, broken down as follows:

			Three Months
		Year Ended	Ended
(In millions)	Rate	December 31, 2006	March 31, 2007

One month ($100)	5.770%	$6	$1
Three month ($100)	5.810%	6	1
Six month ($300)	5.855%	17	5

		$29	$7

(b)	In connection with the acquisition of Prairie Packaging, we expect to enter into debt facilities that provide for financing of $500 million, through the issuance of notes. In April 2007, Pactiv entered into swap agreements related to $125 million of notes due in 2012 and $125 million of notes due in 2018 that effectively locked in the LIBOR rate on these notes at approximately 4.978% and 5.18%, respectively, but did not lock in the premium over the LIBOR rate. Interest expense was calculated with the assumption the interest rate upon the issuance of the notes will be 6%. The interest expense on the notes in the aggregate principal amount of $500 million due in 2012 and 2018 is broken down as follows:

			Three Months
		Year Ended	Ended
(In millions)	Rate	December 31, 2006	March 31, 2007

Notes due 2012 and 2018	6.000%	$31	$8
A one-eighth percent change in interest rates would impact the pro forma interest expense by approximately $1 million for the year ended December 31, 2006, and would have an immaterial impact for the three months ended March 31, 2007.

Note 2.
Represents reclassifications to conform the presentation of Prairie Packaging’s income statement to that of Pactiv’s as detailed below:

		Three Months
	Year Ended	Ended
(In millions)	December 31, 2006	March 31, 2007

a) From: Freight out	(10)	(2)
To: Cost of sales	10	2

b) From: Cost of sales	(17)	(5)
Selling, general and administrative	(1)	—
To: Depreciation expense	18	5

c) From: Other income, net	(1)	—
To: Other expense (income)	(1)	—
Note 3.
Represents the increase in amortization expense of intangible assets recorded in purchase accounting (see Note 3 to the pro forma combined condensed statement of financial position). The intangibles are amortized over a 12-year period at $17 million a year or $4 million per quarter.
Note 4.
Reflects the tax effect of our pro forma adjustments using Pactiv’s incremental tax rate of 38.25%.

		Three Months
	Year Ended	Ended
(In millions)	December 31, 2006	March 31, 2007

Pro forma tax expense:
Pro forma adjustments	$(72)	$(17)
Prairie Packaging income before taxes	67	14

Total pro forma income before taxes	(5)	(3)
Tax at 38.25%	(2)	(1)
Less: historical tax expense	(1)	—

Net adjustment to tax expense	$(3)	$(1)